NY-FORM 4.WPD



                                                     U.S. SECURITIES AND EXCHANGE COMMISSION
                                                              Washington, D.C. 20549
Check this box if no longer
subject to Section 16.  Form 4                     STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
or Form 5 obligations may
continue.  See Instruction 1(b).
                                          Filed pursuant to Section 16(a) of the Securities Exchange Act of
                                                     1934, Section 17(a) of the Public Utility
                                 Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

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
1.  Name and Address of Reporting Person       2.  Issuer Name and Ticker or Trading   6.  Relationship of Reporting
                                                   Symbol                                  Person to Issuer
                                                                                             (Check all applicable)

    Kopald           Larry                         THINK New Ideas, Inc. (THNK)              X  Director _____10% Owner

                                                                                             X  Officer (give
    (Last)           (First)       (Middle)                                                     title below)         _____Other
                                                                                                                   (specify below))

                                                                                                  Chief Creative Officer


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                                               3.  IRS or Social   4.  Statement for
                                                   Security            Month/Year
                                                   Number of
    8000 Sunset Blvd, Penthouse East               Reporting           March, 1999
                                                   Person
                                                   (Voluntary)
    (Street)

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                                               5.  If Amendment,   7.  Individual or Joint/Group
                                                   Date of             Filing
    Los Angeles   CA         90046                    Original            (Check applicable line)
                                                   (Month/Year)
                                                                       X Form filed by one
    (City)      (State)      (Zip)                                       reporting person
                                                                         Form filed by more
                                                                         than one reporting
                                                                         person
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                                          Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

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----------------------------------------- ---------- ---------- ---------------------- -------------- ---------- --------

1.  Title of Security                     2.         3.               4.                 5.           6.         7.
    (Inst. 3)                             Transac-    Transac-         Securi-            Amount of    Ownership   Nature
                                          tion        tio              ties               Securities   Form:       of
                                          Dates       Code             Acquired(A)        Beneficia-   Direct      Indirect
                                          (Month/Day/ (Instr. 8)        or                lly Owned     (D)        Beneficial
                                           Y                           Disposed(D)        at End of    or          Ownership
                                                                        of                Month        Indirect    (Instr.4)
                                                                      (Instr. 3,                       (Instr.(I)
                                                                       4 and 5)                        (Instr.4)


                                                     ---------- ----------------------
                                                     ------ --- -------- ------ ------

                                                     Code    V   Amount  (A)    Price
                                                                         or
                                                                         (D)
----------------------------------------- ---------- ------ --- -------- ------ ------ -------------- ---------- --------
----------------------------------------- ---------- ------ --- -------- ------ ------ -------------- ---------- --------

Common Stock                              03/15/99     S         12,000    D    $9.87         0           D

----------------------------------------- ---------- ------ --- -------- ------ ------ -------------- ---------- --------
----------------------------------------- ---------- ------ --- -------- ------ ------ -------------- ---------- --------

Common Stock                              03/15/99     S          4,000    D    $10.00        0           D

----------------------------------------- ---------- ------ --- -------- ------ ------ -------------- ---------- --------
----------------------------------------- ---------- ------ --- -------- ------ ------ -------------- ---------- --------

Common Stock                              03/15/99     S          2,000    D    $10.375       0           D

----------------------------------------- ---------- ------ --- -------- ------ ------ -------------- ---------- --------

Common Stock                              03/15/99     S          2,000    D    $10.437       0           D

----------------------------------------- ---------- ------ --- -------- ------ ------ -------------- ---------- --------
----------------------------------------- ---------- ------ --- -------- ------ ------ -------------- ---------- --------

Common Stock                              03/15/99     S         22,600    D    $10.50        0           D
----------------------------------------- ---------- ------ --- -------- ------ ------ -------------- ---------- --------
----------------------------------------- ---------- ------ --- -------- ------ ------ -------------- ---------- --------
Total Common Stock                                               42,600                       0           D
----------------------------------------- ---------- ------ --- -------- ------ ------ -------------- ---------- --------
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
                                              (Print or Type Responses)






                                                                                                         SEC 1474 (3/91)
NY-FORM 4.WPD
FORM                         4  (continued)  Table  II -  Derivative  Securities
                             Acquired, Disposed of, or Beneficially Owned (e.g.,
                             puts,   calls,   warrants,   options,   convertible
                             securities)

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1.             2.         3.        4.        5.           6.          7.           8.         9.        10.          11.
  Title of      Convers-   Transa-   Transact-  Number of    Date        Title and   Price       Number    Ownership     Nature  of
  Derivative    ion or     ction     ion        Derivative   Exerci-     Amount of    of         of        Form of       Indirect
  Security3)    Exercise   Date      Code       Securities   sable       Underlying  Deriva-     Deriva-   Deriva-       Beneficial
  (Instr.3)     Price     (Month/    (Instr.    Acquired     and         Securities  tive        tive      tive          Ownership
                 of        Day/      8)         (A) or       Expira-     (Instr. 3   Security    Secur-    Security:     Instr 4.)
                Derivative Year                 Disposed     tion        and 4)     (Instr.5)    ities     Direct(D)
                Security                        of (D)       Date                                Benefi-     or
                                                (Instr. 3,   (Month/                             cially    Indirect(I)
                                                4, and 5)    Day/Year                            owned     (Instr. 4)
                                                                                                 End of
                                                                                                 Month.
                                                                                                (Instr.4)
                                    -------------------------------------------------------
                                                           --------------------------------

                                                          Date    Expir-         Amount
                                                          Exerc-  ation   Title  or
                                                          iisable Date           Number
                                                                                 of
                                                                                 Shares
                                    -----------------------
                                    -----------------------
                                                (A)
                                     Code  V    (D)
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Explanation of Responses:






                            /s/   Larry Kopald                      4/13/99
                            **Signature of Reporting Person         Date



**Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations, See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note:  File three copies of this Form, one of which must be manually signed.
If space provided is insufficient, see Instruction 6 for procedure.